SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                      Restated Schedule 13G

            Under the Securities Exchange Act of 1934
                       (Amendment No.   )*


                      Georgia Power Company
                        (Name of Issuer)

Adjustable Rate Class A Cumulative Preferred, (First 1985 Series)
                 (Title of Class of Securities)

                             373334713
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






















                        Page 1 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    The Colonial Group, Inc.; 04-2934627

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    Commonwealth of Massachusetts

Number of Shares Beneficially Owned as of December 31, 1991, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  175,000
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  175,000

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    175,000

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    8.75%

12) Type of Reporting Person (See Instructions)
    HC










                        Page 2 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    John A. McNeice, Jr.; ###-##-####

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    U.S.A.

Number of Shares Beneficially Owned as of December 31, 1991, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  175,000
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  175,000

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    175,000

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    8.75%

12) Type of Reporting Person (See Instructions)
    IN










                        Page 2 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    Colonial Management Assocites, Inc.; 04-2271697

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    Commonwealth of Massachusetts

Number of Shares Beneficially Owned as of December 31, 1991, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  175,000
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  175,000

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    175,000

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    8.75%

12) Type of Reporting Person (See Instructions)
    IA










                        Page 2 of 4 Pages
Item 1(a) Name of Issuer:
         Georgia Power Company

Item 1(b) Address of Issuer's Principal Executive Offices:
         333 Piedmont Avenue
         P.O. Box 4545
         Atlanta, Georgia  30302

Item 2(a) Name of Person Filing:
         See Item 1) of attached cover sheets

Item 2(b)     Address of Principal Business Office or, if none,
         Residence:
         One Financial Center
         Boston, Massachusetts  02111

Item 2(c) Citizenship:
         See Item 4) of attached cover sheets

Item 2(d) Title of Class of Securities:
         Adjustable Rate Class A Cumulative Preferred, (First
1985 Series)

Item 2(e) CUSIP Number:
         373334713

Item 3   Type of Reporting Person:
         (e) [ X ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (g) [ X ]  Parent Holding Company, in accordance with
         Section 240.13d-1(b)(ii)(G) (Note See Item 7) John A. McNeice, Jr. may be deemed a controlling stockholder of Parent Holding Company

Item 4   Ownership:
         (a)  Amount Beneficially Owned:  175,000 shares
         (b)  Percent of Class:  8.75%
         (c)  (i)   sole power to voter to direct the vote:  --
              (ii)  shared power to vote or to direct the vote:
175,000
              (iii) sole power to dispose or to direct the
disposition of:  --
              (iv) shared power to dispose or to direct the disposition of: 175,000

Item 5   Ownership of Five Percent or Less of a Class
         N/A

Item 6   Ownership of More Than Five Percent on Behalf of Another
         Person
         N/A



                        Page 3 of 4 Pages
Item 7   Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company
         Colonial Management Associates, Inc.
         One Financial Center
         Boston, Massachusetts  02111
         04-2271697; IA

Item 8   Identification and Classification of Members of the
         Group
         N/A

Item 9   Notice of Dissolution of Group
         N/A

Item 10  Certification
         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose for effect.
         Signature
         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
         Date:  February 10, 1992


         Signature:    JOHN A. MCNEICE, JR.

         Name/Title:      John  A.  McNeice,  Jr.,  Individually,
                   Chairman  of the Board of The Colonial  Group,
                   Inc., and Colonial Management Associates, Inc.


















                        Page 4 of 4 Pages
               SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                      Restated Schedule 13G

            Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*


                      Georgia Power Company
                        (Name of Issuer)

Adjustable Rate Class A Cumulative Preferred, (First 1985 Series)
                 (Title of Class of Securities)

                             373334713
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






















                        Page 1 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    The Colonial Group, Inc.; 04-2934627

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    Commonwealth of Massachusetts

Number of Shares Beneficially Owned as of December 31, 1992, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  125,000
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  125,000

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    125,000

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    6.25%

12) Type of Reporting Person (See Instructions)
    HC










                        Page 2 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    John A. McNeice, Jr.; ###-##-####

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    U.S.A.

Number of Shares Beneficially Owned as of December 31, 1992, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  125,000
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  125,000

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    125,000

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    6.25%

12) Type of Reporting Person (See Instructions)
    IN










                        Page 2 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    Colonial Management Assocites, Inc.; 04-2271697

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    Commonwealth of Massachusetts

Number of Shares Beneficially Owned as of December 31, 1992, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  125,000
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  125,000

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    125,000

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    6.25%

12) Type of Reporting Person (See Instructions)
    IA










                        Page 2 of 4 Pages
Item 1(a) Name of Issuer:
         Georgia Power Company

Item 1(b) Address of Issuer's Principal Executive Offices:
         333 Piedmont Avenue
         P.O. Box 4545
         Atlanta, Georgia  30302

Item 2(a) Name of Person Filing:
         See Item 1) of attached cover sheets

Item 2(b)     Address of Principal Business Office or, if none,
         Residence:
         One Financial Center
         Boston, Massachusetts  02111

Item 2(c) Citizenship:
         See Item 4) of attached cover sheets

Item 2(d) Title of Class of Securities:
         Adjustable Rate Class A Cumulative Preferred, (First
1985 Series)

Item 2(e) CUSIP Number:
         373334713

Item 3   Type of Reporting Person:
         (e) [ X ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (g) [ X ]  Parent Holding Company, in accordance with
         Section 240.13d-1(b)(ii)(G) (Note See Item 7) John A. McNeice, Jr. may be deemed a controlling stockholder of Parent Holding Company

Item 4   Ownership:
         (a)  Amount Beneficially Owned:  125,000 shares
         (b)  Percent of Class:  6.25%
         (c)  (i)   sole power to voter to direct the vote:  --
              (ii)  shared power to vote or to direct the vote:
125,000
              (iii) sole power to dispose or to direct the
disposition of:  --
              (iv) shared power to dispose or to direct the disposition of: 125,000

Item 5   Ownership of Five Percent or Less of a Class
         N/A

Item 6   Ownership of More Than Five Percent on Behalf of Another
         Person
         N/A



                        Page 3 of 4 Pages
Item 7   Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company
         Colonial Management Associates, Inc.
         One Financial Center
         Boston, Massachusetts  02111
         04-2271697; IA

Item 8   Identification and Classification of Members of the
         Group
         N/A

Item 9   Notice of Dissolution of Group
         N/A

Item 10  Certification
         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose for effect.
         Signature
         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
         Date:  January 22, 1993


         Signature:    JOHN A. MCNEICE, JR.

         Name/Title:      John  A.  McNeice,  Jr.,  Individually,
                   Chairman  of the Board of The Colonial  Group,
                   Inc., and Colonial Management Associates, Inc.


















                        Page 4 of 4 Pages
               SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                          Schedule 13G

            Under the Securities Exchange Act of 1934
                       (Amendment No. 2)*


                      Georgia Power Company
                        (Name of Issuer)

Adjustable Rate Class A Cumulative Preferred, (First 1985 Series)
                 (Title of Class of Securities)

                             373334713
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






















                        Page 1 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    The Colonial Group, Inc.; 04-2934627

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    Commonwealth of Massachusetts

Number of Shares Beneficially Owned as of December 31, 1993, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  0
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  0

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    0

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    0%

12) Type of Reporting Person (See Instructions)
    HC










                        Page 2 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    John A. McNeice, Jr.; ###-##-####

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    U.S.A.

Number of Shares Beneficially Owned as of December 31, 1993, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  0
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  0

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    0

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    0%

12) Type of Reporting Person (See Instructions)
    IN










                        Page 2 of 4 Pages
CUSIP No.   373334713


1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos.
    of Above Persons
    Colonial Management Assocites, Inc.; 04-2271697

2)  Check the Appropriate Box if a Member of a Group (See
    Instructions)
    (a)   [    ]
    (b)   [    ]

3)  SEC Use Only


4)  Citizenship or Place of Organization
    Commonwealth of Massachusetts

Number of Shares Beneficially Owned as of December 31, 1993, by
Each Reporting Person With
5)  Sole Voting Power:  --
6)  Shared Voting Power:  0
7)  Sole Dispositive Power:  --
8)  Shared Dispositive Power:  0

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    0

10) Check if the Aggregate Amount in Row 9 Excludes Certain
    Shares (See Instructions)
    [    ]

11) Percent of Class Represented by Amount in Row 9
    0%

12) Type of Reporting Person (See Instructions)
    IA










                        Page 2 of 4 Pages
Item 1(a) Name of Issuer:
         Georgia Power Company

Item 1(b) Address of Issuer's Principal Executive Offices:
         333 Piedmont Avenue
         P.O. Box 4545
         Atlanta, Georgia  30302

Item 2(a) Name of Person Filing:
         See Item 1) of attached cover sheets

Item 2(b)     Address of Principal Business Office or, if none,
         Residence:
         One Financial Center
         Boston, Massachusetts  02111

Item 2(c) Citizenship:
         See Item 4) of attached cover sheets

Item 2(d) Title of Class of Securities:
         Adjustable Rate Class A Cumulative Preferred, (First
1985 Series)

Item 2(e) CUSIP Number:
         373334713

Item 3   Type of Reporting Person:
         (e) [ X ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (g) [ X ]  Parent Holding Company, in accordance with
         Section 240.13d-1(b)(ii)(G) (Note See Item 7) John A. McNeice, Jr. may be deemed a controlling stockholder of Parent Holding Company

Item 4   Ownership:
         (a)  Amount Beneficially Owned:   shares
         (b)  Percent of Class:  0%
         (c)  (i)   sole power to voter to direct the vote:  --
              (ii)  shared power to vote or to direct the vote:
0
              (iii) sole power to dispose or to direct the
disposition of:  --
              (iv)  shared power to dispose or to direct the
disposition of:  0

Item 5   Ownership of Five Percent or Less of a Class
         N/A

Item 6   Ownership of More Than Five Percent on Behalf of Another
         Person
         N/A



                        Page 3 of 4 Pages
Item 7   Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company
         Colonial Management Associates, Inc.
         One Financial Center
         Boston, Massachusetts  02111
         04-2271697; IA

Item 8   Identification and Classification of Members of the
         Group
         N/A

Item 9   Notice of Dissolution of Group
         N/A

Item 10  Certification
         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose for effect.
         Signature
         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
         Date:  February 8, 1994


         Signature:    JOHN A. MCNEICE, JR.

         Name/Title:      John  A.  McNeice,  Jr.,  Individually,
                   Chairman  of the Board of The Colonial  Group,
                   Inc., and Colonial Management Associates, Inc.


















                        Page 4 of 4 Pages